UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2020

UWHARRIE CAPITAL CORP

(Exact name of Registrant as Specified in Its Charter)

North Carolina	000-22062	56-1814206
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 North First Street Albemarle, North Carolina		28001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 704-983-6181

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Item 8.01 Other Events.

On March 27, 2020, Uwharrie Capital Corp (the “Company”) entered into a  Loan Agreement and a Pledge Agreement with, and executed and delivered a Promissory Note to, TIB The Independent BankersBank, N.A., Dallas, Texas (the “Lender”). These documents provide for a loan to the Company in the maximum principal sum of $3 million. The loan bears interest at the Wall Street Journal prime rate plus 0.50%, with a maximum rate of 18%. Quarterly interest payments are due and payable beginning on June 25, 2020 and continuing on each June 25, September 25, December 25, and March 25 thereafter until March 25, 2022, on which date all accrued interest, principal, and other charges will be fully due and payable. There is no penalty for voluntary prepayment of the Promissory Note.

Pursuant to the terms of the Pledge Agreement, the Company has pledged and granted to the Lender a first priority security interest in 100% of the outstanding shares of common stock of the Company’s subsidiary, Uwharrie Bank, for the purpose of securing the Company’s obligations to the Lender under the Loan Agreement and Promissory Note.

The Loan Agreement, Pledge Agreement, and Promissory Note contain certain customary representations, warranties, covenants, and events of default. In the event of a default by the Company, the Lender may declare the entire amount owed under the Promissory Note immediately due and payable, enforce any and all remedies available under the documents executed in connection with the term loan, and exercise all other rights available under law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Uwharrie Capital Corp

Date: April 10, 2020	By:	/s/ R. David Beaver, III
R. David Beaver, III
Principal Financial Officer